                                                                    Exhibit 23.2

                         Independent Auditors' Consent



The Board of Directors
Gemstar-TV Guide International, Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Gemstar-TV Guide International, Inc. of our report dated February 25, 2000, with respect to the consolidated balance sheets of TV Guide, Inc. as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, and the related financial statement schedule, which report is incorporated by reference in the Form 8-K/A of Gemstar-TV Guide International, Inc. dated August 11, 2000 and to the reference to our firm under the heading "Experts" in the prospectus.


                                                KPMG LLP


Los Angeles, California
December 6, 2000